$20,000,000.00

CREDIT AGREEMENT

dated as of

April 27, 2004

between

OUTBACK STEAKHOUSE, INC.

and

WACHOVIA BANK, NATIONAL ASSOCIATION

CREDIT AGREEMENT

AGREEMENT dated as of April 27, 2004 among OUTBACK STEAKHOUSE, INC. and WACHOVIA BANK, NATIONAL ASSOCIATION.

The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01.  Definitions.  The terms as defined in this Section 1.01 shall, for all purposes of this Agreement and any amendment hereto (except as herein otherwise expressly provided or unless the context otherwise requires), have the meanings set forth herein:

“Adjusted Monthly Libor Index” has the meaning set forth in Section 2.06(c).

“Advance” shall mean an advance made by the Bank to the Borrower under this Agreement pursuant to Article II.  An Advance is a “Base Rate Advance” if such Advance is a Base Rate Loan or a “Euro-Dollar Advance” if such Advance is a Euro-Dollar Loan.

“Agreement” means this Credit Agreement, together with all amendments and supplements hereto.

“Applicable Facility Fee Rate” has the meaning set forth in Section 2.07(a).

“Applicable Margin” has the meaning set forth in Section 2.06(a).

“Authority” has the meaning set forth in Section 7.02.

“Bank” means Wachovia Bank, National Association, and its successors and assigns.

“Base Rate” means for any Base Rate Loan for any day, the rate per annum equal to the higher as of such day of (i) the Prime Rate, or (ii) one-half of one percent above the Federal Funds Rate for such day.  For purposes of determining the Base Rate for any day, changes in the Prime Rate and the Federal Funds Rate shall be effective on the date of each such change.

“Base Rate Loan” means the Loan during Interest Periods when the Loan bears or is to bear interest at a rate based upon the Base Rate.

“Borrower” means Outback Steakhouse, Inc., a Delaware corporation, and its successors and permitted assigns.

“Change of Law” shall have the meaning set forth in Section 7.02.

“Closing Date” means April 27, 2004.

“Commitment” means $20,000,000.00 as such amount may be reduced from time to time pursuant to this Agreement.

“Compliance Certificate” has the meaning set forth in Section 5.01(c).

“Consolidated Subsidiary” means at any date any Subsidiary or other entity the accounts of which, in accordance with GAAP, would be consolidated with those of the Borrower in its consolidated financial statements as of such date.

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived in writing, become an Event of Default.

“Default Rate” means, with respect to the Loan or any Letter of Credit Advance, on any day, the sum of 2% plus the Base Rate applicable for such day.

“Dollars” or “$” means dollars in lawful currency of the United States of America.

“Domestic Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in North Carolina are authorized or required by law to close.

  “Euro-Dollar Business Day” means any Domestic Business Day on which dealings in Dollar deposits are carried out in the London interbank market.

“Euro-Dollar Loan” means the Loan during Interest Periods when the Loan bears or is to bear interest at a rate based upon the London Interbank Offered Rate.

“Euro-Dollar Reserve Percentage” has the meaning set forth in Section 2.06.

“Event of Default” has the meaning set forth in Section 6.01.

“Existing Credit Agreement” means that certain Credit Agreement dated April 27, 2004, by and among the Borrower, the banks party thereto, Wachovia Bank, National Association, as Agent, Wachovia Capital Markets, LLC, as Sole Arranger, SunTrust Bank, as Syndication Agent and SouthTrust Bank, as Documentation Agent, as in effect on the date hereof without regard and without giving effect to any waivers given by the Banks (as defined in the Existing Credit Agreement) or amendments agreed to by the Borrower and the Banks (as defined in the Existing Credit Agreement).  Any definitions, terms, covenants, representations or other provisions of the Existing Credit Agreement that are incorporated herein will continue to be effective for purposes of this Agreement and the other Loan Documents, notwithstanding that the indebtedness under the Existing Credit Agreement has been or hereafter may be partially or fully repaid or the fact that the Existing Credit Agreement otherwise might be terminated.

“Facility Fee Determination Date” has the meaning set forth in Section 2.07(a).

“Facility Fee Payment Date” means each March 31, June 30, September 30 and December 31.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward, if necessary, to the next higher 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day, provided that (i) if the day for which such rate is to be determined is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (ii) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate charged to the Bank on such day on such transactions as determined by the Bank.

“Fiscal Quarter” means any fiscal quarter of the Borrower.

“Fiscal Year” means any fiscal year of the Borrower.

“FMA Agreement” means any financial management account agreement now or hereafter entered into between the Bank and Borrower and all amendments and modifications thereto.

“GAAP” means generally accepted accounting principles applied on a basis consistent with those which, in accordance with Section 1.02, are to be used in making the calculations for purposes of determining compliance with the terms of this Agreement.

“Guarantors” shall mean collectively:  (a) the Initial Guarantors; and (b) all Material Domestic Subsidiaries acquired, formed or otherwise in existence after the Closing Date.

“Guaranty” means the Guaranty Agreement executed by each of the Guarantors substantially in the form of Exhibit B hereto, either as originally executed or as it may be from time to time supplemented, modified, amended, renewed, extended or restated from time to time.

“Initial Guarantors” shall mean Outback Steakhouse of Florida, Inc.; Carrabba’s Italian Grill, Inc.; Outback Steakhouse International, Inc.; OS Capital, Inc.; OS Pacific, Inc.; OS Prime, Inc.; Bonefish Grill, Inc.; and Outback Sports, LLC.

“Interest Payment Date” means each March 31, June 30, September 30 and December 31, commencing with June 30, 2004.

“Interest Period” means a calendar month; provided that:  (a) the initial Interest Period shall mean the period commencing on the Closing Date and ending on April 30, 2004, provided that the London Interbank Offered Rate shall be determined as if such Interest Period commenced on April 1, 2004; (b) the last Interest Period under this Agreement shall end on the Termination Date; and (c) if any Interest Period would end on a day that is not a Domestic Business Day, then such Interest Period shall be extended to the next Domestic Business Day.

“Lending Office” means, as to the Bank, its office located at its address set forth on the signature page hereof (or identified on the signature page hereof as its Lending Office) or such other office as the Bank may hereafter designate as its Lending Office by notice to the Borrower.

                        “Letter of Credit” means the letters of credit issued by the Bank pursuant to Section 2.03(a) and “Letter of Credit” means any one of such Letters of Credit, as any of such letters of credit may be extended, renewed, replaced or amended from time to time.

                        "Letter of Credit Advance" means an advance made by the Bank pursuant to Section 2.03(c).

                        "Letter of Credit Agreement" means any agreement entered into by the Borrower and the Bank pursuant to which a Letter of Credit is issued, as amended, modified or restated from time to time.

“Loan” means the aggregate outstanding Advances made by the Bank to the Borrower under this Agreement.  The Loan shall at all times be a Euro-Dollar Loan, unless such Loan is to be a Base Rate Loan pursuant to Article VII herein.

“Loan Documents” means this Agreement, the Note, the Guaranty, the Letter of Credit Agreement, any other document evidencing, relating to or securing the Loan, the Letters of Credit and any other document or instrument delivered from time to time in connection with this Agreement, the Note, the Guaranty, the Letters of Credit, the Letter of Credit Agreement or the Loan, as such documents and instruments may be amended or supplemented from time to time.

“Loan Parties” means collectively the Borrower and each Subsidiary of the Borrower that is now or hereafter a party to any of the Loan Documents.

“London Interbank Offered Rate” has the meaning set forth in Section 2.06(c).

“Material Adverse Effect” means, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon, any of (a) the financial condition, operations, business, properties or prospects of the Borrower and its Consolidated Subsidiaries taken as a whole, (b) the rights and remedies of the Bank under the Loan Documents, or the ability of the Borrower to perform its obligations under the Loan Documents to which it is a party, as applicable, or (c) the legality, validity or enforceability of any Loan Document.

“Material Domestic Subsidiaries” means each Domestic Subsidiary with total assets of $40,000,000 or more; provided that in the event that, at any time, the total assets of all Domestic Subsidiaries which are not then Guarantors (the “Non-Guarantor Domestic Subsidiaries”), in the aggregate, is equal to or greater than $120,000,000, the Borrower shall so notify the Bank and promptly thereafter (but in any event within 30 days after the date thereof) shall cause any such Non-Guarantor Domestic Subsidiary which has total assets equal to or greater than $24,000,000 to take the actions and deliver the documents required by Section 5.02 and thereafter such Subsidiaries shall be “Guarantors.”

“Note” means a promissory note of the Borrower, substantially in the form of Exhibit A hereto, evidencing the obligation of the Borrower to repay the Loan, together with all amendments, consolidations, modifications, renewals and supplements thereto.

“Obligations” means the collective reference to all indebtedness, obligations and liabilities to the Bank, existing on the date of this Agreement  or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, of the Loan Parties under this Agreement, the Letter of Credit Agreement or any other Loan Document.

“Officer’s Certificate” has the meaning set forth in Section 3.01(c).

“Prime Rate” refers to that interest rate so denominated and set by the Lender from time to time as an interest rate basis for borrowings.  The Prime Rate is but one of several interest rate bases used by the Lender.  The Lender lends at interest rates above and below the Prime Rate.

“Rate Determination Date” has the meaning set forth in Section 2.06(a).

“Subsidiary” means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Borrower.

“Termination Date” means June 30, 2007, as such Termination Date may be extended pursuant to Section 2.05(b).

"Undrawn Amount" means, with respect to any Letter of Credit, at any time, the maximum amount available to be drawn under such Letter of Credit at such time and "Undrawn

Amounts" means, at any time, the sum of all Undrawn Amounts at such time.

                        "Unused Commitment" means at any date, with respect to the Bank, an amount equal to:   (a) the Commitment, less the sum of: (b)(i) the aggregate outstanding principal amount of the Loan; (ii) the aggregate outstanding principal amount of the Letter of Credit Advances and (iii) the aggregate Undrawn Amounts.

SECTION 1.02.  Accounting Terms and Determinations. Unless otherwise specified herein, all terms of an accounting character used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP, applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants or otherwise required by a change in GAAP) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Bank, unless with respect to any such change concurred in by the Borrower’s independent public accountants or required by GAAP, in determining compliance with any of the provisions of this Agreement or any of the other Loan Documents:  (i) the Borrower shall have objected to determining such compliance on such basis at the time of delivery of such financial statements, or  (ii) the Bank shall so object in writing within 30 days after the delivery of such financial statements, in either of which events such calculations shall be made on a basis consistent with those used in the preparation of the latest financial statements as to which such objection shall not have been made (which, if objection is made in respect of the first financial statements delivered under Section 5.01 hereof, shall mean the financial statements for the Fiscal Year ending December 31, 1999).

SECTION 1.03.  Use of Defined Terms.  All terms defined in this Agreement shall have the same meanings when used in any of the other Loan Documents, unless otherwise defined therein or unless the context shall otherwise require.

SECTION 1.04.  Terminology.  All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders;  the singular shall include the plural and the plural shall include the singular.  Titles of Articles and Sections in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

SECTION 1.05.  References.  Unless otherwise indicated, references in this Agreement to “Articles”, “Exhibits”, “Schedules”, and “Sections” are references to articles, exhibits, schedules and sections hereof.

SECTION 1.06.  Definitions in Existing Credit Agreement.  The following terms when used in this Agreement or any of the other Loan Documents shall, unless otherwise defined herein, have the same meanings as set forth in the Existing Credit Agreement:  “Affiliate”, “Capital Stock”, “CERCLA”, “CERCLIS”, “Code”, “Company Owned Restaurants”, “Consolidated Interest Expense”, “Consolidated Net Income”, “Consolidated Net Worth”, “Consolidated Total Assets”, “Consolidated Total Debt”, “Control”, “Controlled Group”,  “Debt”, “Depreciation and Amortization”, “Development Joint Venture”, “Domestic Subsidiary”, “EBITDAR”, “Environmental Authority”, “Environmental Authorizations”, “Environmental Judgments and Orders”, “Environmental Laws”, “Environmental Liabilities”, “Environmental Notices”, “Environmental Proceedings”, “Environmental Releases”, “Environmental Requirements”, “ERISA”, “Foreign Subsidiary”, “Guarantee”, “Hazardous Materials”, “Investment”, “Lien”, “Margin Stock”, “Multiemployer Plan”, “Net Income”, “Participating Subsidiary”, “PBGC”, “Permitted Acquisition”, “Permitted Consolidations, Mergers and Sales of Assets”, “Permitted Liens”, “Permitted Loans and Advances”, “Permitted Securitization”, “Person”, “Plan”, “Priority Debt”, “Properties”, “Purchase Money Note”, “Receivables Subsidiary”, “Redeemable Preferred Stock”, “Securitization Assets”, “Securitization Documents”, “Securitization Facility Attributed Debt”, “Standard Securitization Undertakings”, “Stockholders Equity”, “Synthetic Lease Indebtedness”, “Synthetic Lease Transaction”, “Taxes” and “Third Parties”.

ARTICLE II

THE CREDITS

SECTION 2.01.  Commitment to Make Advances.  The Bank agrees, on the terms and conditions set forth herein, to make Advances to the Borrower from time to time before the Termination Date; provided that, immediately after each such Advance is made, the sum of (i) the aggregate outstanding principal amount of all Advances by the Bank; (ii) the outstanding principal amount of all Letter of Credit Advances, and (iii) the aggregate Undrawn Amounts shall not exceed the amount of its Commitment.  Within the foregoing limits, the Borrower may borrow under this Section, repay or, to the extent permitted by Section 2.09, prepay all or any portion of the Loan and reborrow under this Section at any time before the Termination Date.

SECTION 2.02.  Method of Borrowing Advances.  (a)  The Bank is hereby authorized to make Advances under this Credit Agreement upon telephonic or written communication of a request from any Person representing himself or herself to be a duly authorized officer or representative of the Borrower; provided that, except as otherwise provided in a FMA Agreement, the Borrower shall make any such request for an Advance not later than 2:00 p.m. (Charlotte, North Carolina time) on the Domestic Business Day such Advance is to be disbursed.

(b)        Unless the Bank determines that any applicable condition specified in Article III has not been satisfied, the Bank will make the funds corresponding to such Advance available to the Borrower at the Bank’s aforesaid address.

(c)        Notwithstanding anything to the contrary contained in this Agreement, no Advance may be requested if there shall have occurred an Event of Default, which Event of Default shall not have been cured or waived in writing.

SECTION 2.03  Letters of Credit.

                        (a)        The Bank may, from time to time upon request of the Borrower, in its sole discretion issue Letters of Credit for the account of the Borrower, subject to satisfaction of the conditions referenced in Section 3.03.

                        (b)        Each Letter of Credit shall be subject to the provisions of this Agreement and to the provisions set forth in the Letter of Credit Agreement executed by the Borrower in connection with the issuance of such Letter of Credit.  The Borrower agrees to promptly perform and comply with the terms and conditions of each Letter of Credit Agreement.

                        (c)        The payment by the Bank of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement a Letter of Credit Advance in the amount of such draft.

                        (d)        The Borrower shall pay to the Bank on the earlier of demand and the Termination Date the outstanding principal amount of such Letter of Credit Advance.

                        (e)        The Bank will notify the Borrower promptly of the presentment for payment of any Letter of Credit (on the date of presentment, if possible, and otherwise on the  next Domestic Business Day, it being agreed that such notice may be made by phone), together with notice of the date such payment shall be made.

SECTION 2.04.  Note.  (a)  The Loan of the Bank shall be evidenced by a single Note payable to the order of the Bank for the account of its Lending Office in an amount equal to the original principal amount of the Bank’s Commitment.

(b)        The Bank shall record, and prior to any transfer of its Note shall endorse on the schedule forming a part thereof appropriate notations to evidence, the date, amount and maturity of, and effective interest rate for, each Advance made by it, the date and amount of each payment of principal made by the Borrower with respect thereto, and such schedule shall constitute rebuttable presumptive evidence of the principal amount owing and unpaid on such Bank’s Note; provided that the failure of any Bank to make, or any error in making, any such recordation or endorsement shall not affect the obligation of the Borrower hereunder or under the Note or the ability of the Bank to assign its Note.  The Bank is hereby irrevocably authorized by the Borrower so to endorse its Note and to attach to and make a part of the Note a continuation of any such schedule as and when required.

SECTION 2.05.  Maturity of Loan.  The Loan shall mature, and the entire outstanding principal amount thereof shall be due and payable, on the Termination Date.

SECTION 2.06.  Interest Rates.  (a)  ”Applicable Margin” shall be determined quarterly based upon the ratio of Consolidated Total Debt (calculated as of the last day of each Fiscal Quarter) to EBITDAR (calculated as of the last day of each Fiscal Quarter for the Fiscal Quarter then ended and the immediately preceding three Fiscal Quarters), as follows:

Ratio of Consolidated

Total Debt to EBITDAR           Base Rate Loan            Euro-Dollar Loan         Letters of Credit

Greater than 2.5                                   0%                               ..90%                            1.125%

Greater than 2.0 but

equal to or less than 2.5                        0%                              ..65%                            .825%

Less than or equal to 2.0                       0%                               ..50%                            .65%

The Applicable Margin shall be determined effective as of the date (herein, the “Rate Determination Date”) which is 60 days after the last day of the Fiscal Quarter as of the end of which the foregoing ratio is being determined, based on the quarterly financial statements for such Fiscal Quarter, and the Applicable Margin so determined shall remain effective from such Rate Determination Date until the date which is 60 days after the last day of the Fiscal Quarter in which such Rate Determination Date falls (which latter date shall be a new Rate Determination Date); provided that (i) for the period from and including the Closing Date to but excluding the Rate Determination Date next following the Closing Date, the Applicable Margin shall be (A) 0% for a Base Rate Loan, (B) .50% for a Euro-Dollar Loan, and (C) .65% for a Letter of Credit, (ii) in the case of any Applicable Margin determined for the fourth and final Fiscal Quarter of a Fiscal Year, the Rate Determination Date shall be the date which is 120 days after the last day of such final Fiscal Quarter and such Applicable Margin shall be determined based upon the annual audited financial statements for the Fiscal Year ended on the last day of such final Fiscal Quarter,  and (iii) if on any Rate Determination Date the Borrower shall have failed to deliver to the Bank the financial statements required to be delivered pursuant to Section 5.01(a) or Section 5.01(b) with respect to the Fiscal Year or Fiscal Quarter, as the case may be, most recently ended prior to such Rate Determination Date, then for the period beginning on such Rate Determination Date and ending on the earlier of (A) the date on which the Borrower shall deliver to the Bank the financial statements to be delivered pursuant to Section 5.01(b) with respect to such Fiscal Quarter or any subsequent Fiscal Quarter, or (B) the date on which the Borrower shall deliver to the Bank annual financial statements required to be delivered pursuant to Section 5.01(a) with respect to the Fiscal Year which includes such Fiscal Quarter or any subsequent Fiscal Year, the Applicable Margin shall be determined as if the ratio of Consolidated Total Debt to EBITDAR was more than 2.5 at all times during such period.  Any change in the Applicable Margin on any Rate Determination Date shall result in a corresponding change, effective on and as of such Rate Determination Date, in the interest rate applicable to each Loan and in the fees applicable to each Letter of Credit outstanding on such Rate Determination Date; provided, that no Applicable Margin shall be decreased pursuant to this Section 2.06 if a Default is in existence on the Rate Determination Date.

(b)        During each Interest Period in which the Loan is a Base Rate Loan, such Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day during the applicable Interest Period, at a rate per annum equal to the Base Rate for such day plus the Applicable Margin.  Any overdue principal of and, to the extent permitted by applicable law, overdue interest on any Base Rate Loan shall bear interest, payable on demand, for each day until paid in full at a rate per annum equal to the Default Rate.

(c)        During each Interest Period on which the Loan is a Euro-Dollar Loan, such Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of: (1) the Applicable Margin, plus (2) the applicable Adjusted Monthly Libor Index for such Interest Period.  Any overdue principal of and, to the extent permitted by applicable law, overdue interest on any Euro-Dollar Loan shall bear interest, payable on demand, for each day until paid in full at a rate per annum equal to the Default Rate.

The “Adjusted Monthly Libor Index” applicable to any Interest Period means a rate per annum equal to the quotient obtained (rounded upward, if necessary, to the next higher 1/100th of 1%) by dividing (i) the applicable London Interbank Offered Rate for such Interest Period by (ii) 1.00 minus the Euro-Dollar Reserve Percentage.

The “London Interbank Offered Rate” applicable to any Euro-Dollar Loan means for the Interest Period of such Euro-Dollar Loan the rate per annum determined on the basis of the rate for deposits in Dollars of amounts equal or comparable to the principal amount of such Euro-Dollar Loan offered for a term comparable to such Interest Period, which rate appears on the display designated as Page “3750” of the Telerate Service (or such other page as may replace page 3750 of that service or such other service or services as may be nominated by the British Banker’s Association for the purpose of displaying London Interbank Offered Rates for U.S. dollar deposits) determined as of 1:00 p.m. New York City time, 2 Euro-Dollar Business Days prior to the first day of such Interest Period.

“Euro-Dollar Reserve Percentage” means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in respect of “Eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on such Euro-Dollar Loan is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Bank to United States residents).  The Adjusted Monthly Libor Index shall be adjusted automatically on and as of the effective date of any change in the Euro-Dollar Reserve Percentage.

                        (d)        The Loan shall at all times be a Euro-Dollar Loan unless the Loan is to be a Base Rate Loan pursuant to Article VII herein.  Interest shall be payable for each Interest Period on the Interest Payment Date immediately succeeding the last day of the Interest Period; provided that:  (1) all accrued unpaid interest on the Loan shall be paid in full on the Termination Date; and (2) should the Commitment be terminated at any time prior to the Termination Date for any reason, any and all accrued unpaid interest shall be paid on the date of such termination.

(e)        The Bank shall determine each interest rate applicable to the Loan hereunder.

(f)         After the occurrence and during the continuance of a Default, the principal amount of the Loan (and, to the extent permitted by applicable law, all accrued interest thereon) may, at the election of the Bank, bear interest at the Default Rate; provided, however, that automatically whether or not the Bank elects to do so, any overdue principal of and, to the extent permitted by law, overdue interest on the Loan shall bear interest payable on demand, for each day until paid at a rate per annum equal to the Default Rate.

                        (g)        Each Letter of Credit Advance shall bear interest on the outstanding principal amount thereof, payable on demand, for each day from the date such Letter of Credit Advance is made until paid in full at a rate per annum equal to the Default Rate.

SECTION 2.07.  Fees.  (a) The Borrower shall pay to the Bank a facility fee equal to the product of:  (i) the aggregate of the daily average amounts of the Bank’s Commitment, times (ii) a per annum percentage equal to the Applicable Facility Fee Rate.  Such facility fee shall accrue from and including the Closing Date to and including the Termination Date.  The facility fee shall be payable quarterly in arrears on the first Facility Fee Payment Date following each Facility Fee Determination Date and on the Termination Date; provided that should the Commitment be terminated at any time prior to the Termination Date for any reason, the entire accrued and unpaid facility fee shall be paid on the date of such termination.  The “Applicable Facility Fee Rate” shall be determined quarterly based upon the ratio of Consolidated Total Debt (calculated as of the last day of each Fiscal Quarter) to EBITDAR (calculated as of the last day of each Fiscal Quarter for the Fiscal Quarter then ended and the immediately preceding three Fiscal Quarters) as follows:

Ratio of Consolidated                                                         Applicable

Total Debt to EBITDAR                                                  Facility Fee Rate

Greater than 2.5                                                                       ..225%

Greater than 2.0

but equal to or less than 2.5                                                      ..175%

Less than or equal to 2.0                                                           ..15%

The Applicable Facility Fee Rate shall be determined effective as of the date (herein, the “Facility Fee Determination Date”) which is 60 days after the last day of the Fiscal Quarter as of the end of which the foregoing ratio is being determined, based on the quarterly financial statements for such Fiscal Quarter, and the Applicable Facility Fee Rate so determined shall remain effective from such Facility Fee Determination Date until the date which is 60 days after the last day of the Fiscal Quarter in which such Facility Fee Determination Date falls (which latter date shall be a new Facility Fee Determination Date); provided that (i) for the period from and including the Closing Date to but excluding the Facility Fee Determination Date next following the Closing Date, the Applicable Facility Fee Rate shall be .15%; (ii) in the case of any Applicable Facility Fee Rate determined for the fourth and final Fiscal Quarter of a Fiscal Year, the Facility Fee Determination Date shall be the date which is 120 days after the last day of such final Fiscal Quarter and such Applicable Facility Fee Rate shall be determined based upon the annual audited financial statements for the Fiscal Year ended on the last day of such final Fiscal Quarter, and (iii) if on any Facility Fee Determination Date the Borrower shall have failed to deliver to the Bank the financial statements required to be delivered pursuant to Section 5.01(a) or Section 5.01(b) with respect to the Fiscal Year or Fiscal Quarter, as the case may be, most recently ended prior to such Facility Fee Determination Date, then for the period beginning on such Facility Fee Determination Date and ending on the earlier of (A) the date on which the Borrower shall deliver to the Bank the financial statements to be delivered pursuant to Section 5.01(b) with respect to such Fiscal Quarter or any subsequent Fiscal Quarter, and (B) the date on which the Borrower shall deliver to the Bank annual financial statements required to be delivered pursuant to Section 5.01(a) with respect to the Fiscal Year which includes such Fiscal Quarter or any subsequent Fiscal Year, the Applicable Facility Fee Rate shall be determined as if the ratio of Consolidated Total Debt to EBITDAR was more than 2.5 at all times during such period.

                        (b)        On the date each Letter of Credit is issued and on the effective date of any renewal or extension of the expiry date or termination date of any such Letter of Credit, the Borrower shall pay to the Bank, with respect to such Letter of Credit, a per annum letter of credit fee (the "Letter of Credit Fee") equal to the product of:  (i) the face amount of such Letter of Credit, times (ii) a per annum percentage equal to the Applicable Margin for Letters of Credit (determined in accordance with Section 2.03 hereof) on the date such Letter of Credit Fee is paid.  Such Letter of Credit Fees shall be payable annually in advance for each Letter of Credit.  The "Applicable Margin" for Letters of Credit shall be as determined in Section 2.06(a).  The Borrower shall pay to the Bank, for its own account, transfer fees, drawing fees and such other fees and charges as may be provided for in any Letter of Credit Agreement.

SECTION 2.08.  Mandatory Reduction and Termination of Commitment.  The Commitment shall terminate on the Termination Date and the entire outstanding principal amount of the Loan and if demand has not been earlier made, Letter of Credit Advances then outstanding (together with accrued interest thereon) shall be due and payable on such date.

SECTION 2.09.  Optional Prepayments.  (a)  The Borrower may prepay all or any portion of the principal of the Loan at any time, or from time to time by paying the principal amount to be prepaid together with all accrued interest hereunder and any other sums then due from the Borrower to the Bank under this Agreement.

(b)        Upon receipt of a notice of prepayment pursuant to this Section, such notice shall not thereafter be revocable by the Borrower.

SECTION 2.10.  Mandatory Prepayments.  On each date on which the Commitment is reduced or terminated pursuant to Section 2.08, the Borrower shall repay or prepay such principal amount of the outstanding Loan, if any (together with interest accrued thereon), as may be necessary so that after such payment the sum of:  (i) the entire unpaid principal amount of the Loan, (ii) the aggregate outstanding principal amount of all Letter of Credit Advances, and (iii) the aggregate Undrawn Amounts, does not exceed the aggregate amount of the Commitment as then reduced.

SECTION 2.11.  General Provisions as to Payments. (a)  Unless otherwise provided in a FMA Agreement, the Borrower shall make each payment of principal of, and interest on, the Loan, the Letter of Credit Advances, and of facility fees hereunder, not later than 11:00 A.M. (Charlotte, North Carolina time) on the date when due, in Federal or other funds immediately available in Charlotte, North Carolina, to the Bank at its address referred to in Section 8.01.

(b)        Unless otherwise provided in a FMA Agreement, whenever any payment of principal of, or interest on, the Loan, Letter of Credit Advances or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day.  If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

(c)        All payments of principal, interest and fees and all other amounts to be made by the Borrower pursuant to this Agreement with respect to the Loan, Letter of Credit Advances, or fees relating thereto shall be paid without deduction for, and free from, any tax, imposts, levies, duties, deductions, or withholdings of any nature now or at anytime hereafter imposed by any governmental authority or by any taxing authority thereof or therein excluding in the case of the Bank, taxes imposed on or measured by its net income, and franchise taxes imposed on it, by the jurisdiction under the laws of which the Bank is organized or any political subdivision thereof and, in the case of the Bank, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction of the Bank’s applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, imposts, levies, duties, deductions or withholdings of any nature being “Taxes”).  In the event that the Borrower is required by applicable law to make any such withholding or deduction of Taxes with respect to the Loan, Letter of Credit Advances or fee or other amount, the Borrower shall pay such deduction or withholding to the applicable taxing authority, shall promptly furnish to the Bank in respect of which such deduction or withholding is made all receipts and other documents evidencing such payment and shall pay to the Bank additional amounts as may be necessary in order that the amount received by the Bank after the required withholding or other payment shall equal the amount the Bank would have received had no such withholding or other payment been made.  If no withholding or deduction of Taxes are payable in respect of the Loan, Letter of Credit Advances or fee relating thereto, the Borrower shall furnish the Bank, at the Bank’s request, a certificate from each applicable taxing authority or an opinion of counsel acceptable to the Bank, in either case stating that such payments are exempt from or not subject to withholding or deduction of Taxes.  If the Borrower fails to provide such original or certified copy of a receipt evidencing payment of Taxes or certificate(s) or opinion of counsel of exemption, the Borrower hereby agrees to compensate the Bank for, and indemnify them with respect to, the tax consequences of the Borrower’s failure to provide evidence of tax payments or tax exemption.

In the event the Bank receives a refund of any Taxes paid by the Borrower pursuant to this Section 2.11, it will pay to the Borrower the amount of such refund promptly upon receipt thereof; provided, however, if at any time thereafter it is required to return such refund, the Borrower shall promptly repay to it the amount of such refund.

Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.11 shall be applicable with respect to any participant, assignee or other Transferee, and any calculations required by such provisions (i) shall be made based upon the circumstances of such participant, assignee or other Transferee, and (ii) constitute a continuing agreement and shall survive the termination of this Agreement and the payment in full or cancellation of the Note.

SECTION 2.12.  Computation of Interest and Fees. Interest on the Loan and Letter of Credit Advances shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed.  Facility fees and any other fees payable hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed.

ARTICLE III

CONDITIONS TO BORROWINGS

SECTION 3.01.  Conditions to Closing.  The Borrower shall satisfy the following conditions on the Closing Date:

(a)        receipt by the Bank from the Borrower of a duly executed counterpart of this Agreement signed by the Borrower;

(b)        receipt by the Bank of a duly executed Note for the account of the Bank complying with the provisions of Section 2.04;

(c)        receipt by the Bank of all documents which the Bank may reasonably request relating to the existence of each Loan Party, the corporate authority for and the validity of each Loan Document to which it is a party, and any other matters relevant hereto, all in form and substance satisfactory to the Bank, including without limitation a certificate of incumbency of such Loan Party (the “Officer’s Certificate”), signed by the Secretary or an Assistant Secretary of such Loan Party, substantially in the form of Exhibit C hereto, certifying as to the names, true signatures and incumbency of the officer or officers of such Loan Party authorized to execute and deliver the Loan Documents to which it is a party, and certified copies of the following items:  (i) such Loan Party’s Certificate of Incorporation, (ii) such Loan Party’s Bylaws, (iii) a certificate of the Secretary of State of the State of such Loan Party’s organization as to the good standing of such Loan Party as a corporation, and (iv) the action taken by the Board of Directors of such Loan Party authorizing such Loan Party’s execution, delivery and performance of this Agreement, the Note and the other Loan Documents to which such Loan Party is a party;

(d)        receipt by the Bank of the Guaranty, duly executed by each Guarantor; and

(e)        such other documents or items as the Bank or its counsel may reasonably request.

SECTION 3.02.  Conditions to All Advances.  The obligation of each Bank to make an Advance on the occasion of each Advance is subject to the satisfaction of the following conditions:

(a)        receipt by the Bank of notice from the Borrower requesting such Advance;

(b)        the fact that, immediately before and after such Advance, no Event of Default shall have occurred and be continuing;

(c)        the fact that the representations and warranties of the Borrower contained in Article IV of this Agreement shall be true on and as of the date of such Advance; and

                        (d)        the fact that the representations and warranties of the Loan Parties contained in the Guaranty shall be true on and as of the date of such Advance; and

(e)        the fact that, immediately after such Advance the sum of: (i) the entire outstanding principal amount of the Loan, (ii) the aggregate outstanding principal amount of the Letter of Credit Advances, and (iii) the aggregate Undrawn Amounts, will not exceed the amount of the Commitment as of such date.

Each request by the Borrower for an Advance hereunder shall be deemed to be a representation and warranty by the Borrower on the date such Advance is disbursed by the Bank to the Borrower as to the truth and accuracy of the facts specified in clauses (b), (c) and (d) of this Section.

                        SECTION 3.03  Conditions to Issuance of Letters of Credit.  The issuance by the

Bank of each Letter of Credit shall be subject to satisfaction of the conditions set forth in the related Letter of Credit Agreement and satisfaction of the following conditions:

                        (a)        the fact that, immediately before and after the issuance of such Letter of Credit, no Default shall have occurred and be continuing;

                        (b)        the fact that the representations and warranties of (i) the Borrower contained in Article IV of this Agreement shall be true on and as of the date of issuance of such Letter of Credit; and (ii) the Guarantors contained in the Guaranty shall be true on and as of the  date of issuance of such Letter of Credit;

                        (c)        the fact that, immediately after the issuance of such Letter of Credit: (i) the sum of (A) the entire outstanding principal amount of the Loan, (B) the aggregate outstanding principal amount of the Letter of Credit Advances and (C) the aggregate Undrawn Amounts, will not exceed the amount of the Commitment.

                        (d)        no Letter of Credit shall have an expiry date or termination date on or after the Termination Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants that (a) the representations and warranties contained in the Existing Credit Agreement are true and correct in all material respects; and (b) no Default (as defined in the Existing Credit Agreement) or Event of Default (as defined in the Existing Credit Agreement), nor any act, event, condition or circumstance, which with the passage of time or the giving of notice, or both, would constitute an Event of Default (as defined in the Existing Credit Agreement) under the Existing Credit Agreement or any other Loan Document (as defined in the Existing Credit Agreement) has occurred and is continuing unwaived on the date hereof.

ARTICLE V

COVENANTS

The Borrower agrees that, so long as the Bank has any Commitment hereunder, a Letter of Credit is outstanding or any amount payable under any Letter of Credit Advance or the Note remains unpaid:

SECTION 5.01.  Information.  The Borrower will deliver to the Bank:

(a)        as soon as available and in any event within 90 days after the end of each Fiscal Year, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, shareholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all certified by PricewaterhouseCoopers, LLP or other independent public accountants of nationally recognized standing, with such certification to be free of exceptions and qualifications not acceptable to the Bank;

(b)        as soon as available and in any event within 45 days after the end of each of the first 3 Fiscal Quarters of each Fiscal Year, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Quarter and the related statement of income and statement of cash flows for such Fiscal Quarter and for the portion of the Fiscal Year ended at the end of such Fiscal Quarter, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter and the corresponding portion of the previous Fiscal Year, all certified (subject to normal year-end adjustments) as to fairness of presentation, GAAP and consistency by the chief financial officer or the chief accounting officer of the Borrower;

(c)        simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate, substantially in the form of Exhibit D (a “Compliance Certificate”), of the chief financial officer or the chief accounting officer  of the Borrower (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance on the date of such financial statements, with the requirements of Sections 5.03 through 5.08, inclusive,5.11 and 5.26of the Existing Credit Agreement, (ii) identifying the complete name and jurisdiction of incorporation of each Subsidiary of the Borrower created, formed or acquired during the time period covered by such financial statements; (iii) identifying the Domestic Subsidiaries; and (iv) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(d)        simultaneously with the delivery of each set of annual financial statements referred to in clause (a) above, a statement of the firm of independent public accountants which reported on such statements to the effect that nothing has come to their attention to cause them to believe that any Default existed on the date of such financial statements;

(e)        within 5 Domestic Business Days after the Borrower becomes aware of the occurrence of any Default, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(f)         promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

(g)        promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and annual, quarterly or monthly reports which the Borrower shall have filed with the Securities and Exchange Commission;

(h)        if and when the Borrower or any member of the Controlled Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA, a copy of such notice; or (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any Plan, a copy of such notice;

(i)         promptly after the Borrower knows of the commencement thereof, notice of any litigation, dispute or proceeding involving a claim against the Borrower and/or any Subsidiary for $1,000,000 or more in excess of amounts covered in full by applicable insurance; and

(j)         from time to time such additional information regarding the financial position or business of the Borrower and its Subsidiaries as the Bank may reasonably request.

                        SECTION 5.02  Subsidiaries.  (a)  The Borrower shall cause any Person which becomes a Material Domestic Subsidiary after the Closing Date to become a party to, and agree to be bound by the terms of, the Guaranty pursuant to an instrument in form and substance satisfactory to the Bank executed and delivered to the Bank within ten (10) Domestic Business Days after the day on which such Person became a Material Domestic Subsidiary. The Borrower shall also cause the items specified in Section 3.01(d) to be delivered to the Bank concurrently with the instrument referred to above, modified appropriately to refer to such instrument and such Material Domestic Subsidiary.

                        (b)  Once any Subsidiary becomes a Material Domestic Subsidiary and therefore becomes a party to the Guaranty in accordance with Section 3.01(d) or Section 5.02(a), such Material Domestic Subsidiary (including, without limitation, all initial Material Domestic Subsidiaries) thereafter shall remain a party to the Guaranty, even if such Subsidiary thereafter ceases to be a Material Domestic Subsidiary; provided that if a Material Domestic Subsidiary ceases to be a Subsidiary of the Borrower as a result of the Borrower’s transfer or sale of one hundred percent (100%) of the capital stock of such Subsidiary in accordance with and to the extent permitted by the terms of Section 5.11 of the Existing Credit Agreement, the Bank agrees to release such Subsidiary from the Guaranty.

                        SECTION 5.03  Existing Credit Agreement.  The Borrower covenants and agrees that from the date hereof and until payment in full of the Loan, all Letter of Credit Advances, termination of all Letters of Credit and the payment in full of all other amounts owing under this Agreement and the other Loan Documents, the Borrower shall observe, perform and fulfill, for the benefit of the Bank, all of those covenants and agreements, as the same are in effect on the date hereof, contained in the Existing Credit Agreement, as in effect on the date hereof, the provisions of which (including, where pertinent, the defined terms used in other Sections of the Existing Credit Agreement referenced, in such Sections) are incorporated herein by reference, without regard and without giving effect to any waivers given by the Banks (as defined in the Existing Credit Agreement) with respect to, or amendments agreed to by the Borrower and the Banks (as defined in the Existing Credit Agreement) of any of such covenants and agreements, which covenants and agreements the Borrower will continue to observe, perform and fulfill for the benefit of the Bank notwithstanding that the indebtedness under the Existing Credit Agreement has been or hereafter may be partially or fully repaid or the fact that the Existing Credit Agreement otherwise might be terminated.

ARTICLE VI

DEFAULTS

SECTION 6.01.  Events of Default.  If one or more of the following events (“Events of Default”) shall have occurred and be continuing:

(a)        the Borrower shall fail to pay when due any principal of the Loan or shall fail to pay any interest on the Loan within five Domestic Business Days after such interest shall become due, or shall fail to pay any fee or other amount payable hereunder within five Domestic Business Days after such fee or other amount becomes due; or

(b)        the Borrower or any Subsidiary shall fail to observe or perform any covenant contained in Sections 5.02(ii), 5.03 to 5.12, inclusive of the Existing Credit Agreement, or Section 5.15 or 5.20 to 5.26, inclusive of the Existing Credit Agreement; or

(c)        any Loan Party shall fail to observe or perform any covenant or agreement contained or incorporated by reference in any Loan Document (other than those covered by clause (a) or (b) above) for thirty days after the earlier of (i) the first day on which such Loan Party has knowledge of such failure or (ii) written notice thereof has been given to the Borrower by the Bank; or

(d)        any representation, warranty, certification or statement made or deemed made by any Loan Party in any Loan Document or in any certificate, financial statement or other document delivered pursuant to any Loan Document shall prove to have been incorrect or misleading in any material respect when made (or deemed made); or

(e)        the Borrower or any Subsidiary shall fail to make any payment in respect of Debt outstanding (other than the Note) in an aggregate principal amount in excess of $10,000,000 when due or within any applicable grace period; or

(f)         any event or condition shall occur which results in the acceleration of the maturity of Debt outstanding of the Borrower or any Subsidiary in an aggregate principal amount in excess of $10,000,000 or the mandatory prepayment or purchase of such Debt by the Borrower (or its designee) or such Subsidiary (or its designee) prior to the scheduled maturity thereof, or enables (or, with the giving of notice or lapse of time or both, would enable) the holders of such Debt or any Person acting on such holders’ behalf to accelerate the maturity thereof or require the mandatory prepayment or purchase thereof prior to the scheduled maturity thereof, without regard to whether such holders or other Person shall have exercised or waived their right to do so; or

(g)        the Borrower, any Loan Party or any Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally, or shall admit in writing its inability, to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or

(h)        an involuntary case or other proceeding shall be commenced against the Borrower, any Loan Party or any Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower, any other Loan Party or any Subsidiary under the federal bankruptcy laws as now or hereafter in effect; or

(i)         the Borrower or any member of the Controlled Group shall fail to pay when due any material amount which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans shall be filed under Title IV of ERISA by the Borrower, any member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans or a proceeding shall be instituted by a fiduciary of any such Plan or Plans to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan or Plans must be terminated; or

(j)         one or more judgments or orders for the payment of money in an aggregate amount in excess of $500,000 shall be rendered against the Borrower or any Subsidiary and such judgment or order shall continue unsatisfied and unstayed for a period of 30 days; or

(k)        a federal tax lien shall be filed against the Borrower or any Subsidiary under Section 6323 of the Code or a lien of the PBGC shall be filed against the Borrower or any Subsidiary under Section 4068 of ERISA and in either case such lien shall remain undischarged for a period of 25 days after the date of filing; or

(l)         (i)         any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 30% or more of the outstanding shares of the voting stock of the Borrower; or (ii) as of any date a majority of the Board of Directors of the Borrower consists of individuals who were not either (A) directors of the Borrower as of the corresponding date of the previous year, (B) selected or nominated to become directors by the Board of Directors of the Borrower of which a majority consisted of individuals described in clause (A), or (C) selected or nominated to become directors by the Board of Directors of the Borrower of which a majority consisted of individuals described in clause (A) and individuals described in clause (B); or

(m)       if any provision of this Agreement, the Note or the Guaranty, shall for any reason cease to be valid and binding on any Loan Party, or any Loan Party shall deny or disaffirm its obligations thereunder; or

(n)        the occurrence of a Default (as defined in the Existing Credit Agreement) or an Event of Default (as defined in the Existing Credit Agreement) under the Existing Credit Agreement; or

(o)        any event of default shall occur and be continuing under the Guaranty and such event of default continues beyond any applicable cure or grace period provided therein.

then, and in every such event, the Bank may (i) by notice to the Borrower terminate the Commitment and it shall thereupon terminate, and (ii) by notice to the Borrower declare the Notes (together with accrued interest thereon) and all other amounts payable hereunder and under the other Loan Documents to be, and the Note (together with all accrued interest thereon) and all other amounts payable hereunder and under the other Loan Documents shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that if any Event of Default specified in clause (g) or (h) above occurs with respect to the Borrower, without any notice to the Borrower, any Guarantor or any other act by the Bank, the Commitment shall thereupon automatically terminate and the Note (together with accrued interest thereon) and all other amounts payable hereunder and under the other Loan Documents shall automatically become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.  Notwithstanding the foregoing, the Bank shall have available to it all other remedies at law or equity, and shall exercise any one or all of them at the request of the Bank.

                        SECTION 6.02  Cash Cover.  If any Event of Default shall have occurred and be continuing, the Borrower shall, if requested by the Bank, pay to the Bank an amount in immediately available funds (which funds shall be held as collateral pursuant to arrangements satisfactory to the Bank) equal to the aggregate Undrawn Amounts, provided that, if any Event of Default specified in clause (g) or (h) above occurs with respect to the Borrower, the Borrower shall be obligated to pay such amount to the Bank forthwith without any notice to the Borrower or any other act by the Bank.

ARTICLE VII

CHANGE IN CIRCUMSTANCES; COMPENSATION

SECTION 7.01.  Basis for Determining Interest Rate Inadequate or Unfair.  If on or prior to the first day of any Interest Period:

(a)        the Bank determines that deposits in Dollars (in the applicable amounts) are not being offered in the relevant market for such Interest Period, or

(b)        the Bank determines that the London Interbank Offered Rate will not adequately and fairly reflect the cost to the Bank of funding a Euro-Dollar Loan for such Interest Period,

the Bank shall forthwith give notice thereof to the Borrower, whereupon until the Bank notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of the Bank to make a Euro-Dollar Loan shall be suspended.  Unless the Borrower notifies the Bank before a Euro-Dollar Advance is disbursed that it elects not to borrow such Euro-Dollar Advance, such borrowing shall instead be made as a Base Rate Advance.

SECTION 7.02.  Illegality.  If, after the date hereof, the adoption of any applicable law, rule or regulation, or any change in any existing or future law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof (any such authority, bank or agency being referred to as an “Authority” and any such event being referred to as a “Change of Law”), or compliance by the Bank (or its Lending Office) with any request or directive (whether or not having the force of law) of any Authority shall make it unlawful or impossible for the Bank (or its Lending Office) to make, maintain or fund its Euro-Dollar Loan, the Bank shall forthwith give notice thereof to the Borrower, whereupon until the Bank notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of the Bank to make the Euro-Dollar Loan shall be suspended.  Before giving any notice pursuant to this Section, the Bank shall designate a different Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of the Bank, be otherwise disadvantageous to the Bank.  If the Bank shall determine that it may not lawfully continue to maintain and fund any of its outstanding Euro-Dollar Loan to maturity and shall so specify in such notice, the Borrower shall immediately prepay in full the then outstanding principal amount of each Euro-Dollar Loan of the Bank, together with accrued interest thereon.  Concurrently with prepaying each such Euro-Dollar Loan, the Borrower shall borrow a Base Rate Loan in an equal principal amount from the Bank, and the Bank shall make such a Base Rate Loan.

SECTION 7.03.  Increased Cost and Reduced Return.  (a) If after the date hereof, a Change of Law or compliance by the Bank (or its Lending Office) with any request or directive (whether or not having the force of law) of any Authority:

(i)         shall subject the Bank (or its Lending Office) to any tax, duty or other charge with respect to its Euro-Dollar Loan, its Note or its obligation to make a Euro-Dollar Loan, or shall change the basis of taxation of payments to the Bank (or its Lending Office) of the principal of or interest on its Euro-Dollar Loan or any other amounts due under this Agreement in respect of its Euro-Dollar Loan or its obligation to make the Euro-Dollar Loan (except for changes in the rate of tax on the overall net income of the Bank or its Lending Office imposed by the jurisdiction in which the Bank’s principal executive office or Lending Office is located); or

(ii)        shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to the Euro-Dollar Loan any such requirement included in an applicable Euro-Dollar Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Lending Office); or

(iii)       shall impose on the Bank (or its Lending Office) or on the London interbank market any other condition affecting the Euro-Dollar Loan, its Note or its obligation to make Euro-Dollar Loan;

and the result of any of the foregoing is to increase the cost to the Bank (or its Lending Office) of making or maintaining any Euro-Dollar Loan, or to reduce the amount of any sum received or receivable by the Bank (or its Lending Office) under this Agreement or under the Note with respect thereto, by an amount deemed by the Bank to be material, then, within 15 days after demand by the Bank, the Borrower shall pay to the Bank such additional amount or amounts as will compensate the Bank for such increased cost or reduction.

(b)        If the Bank shall have determined that after the date hereof the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any existing or future law, rule or regulation, or any change in the interpretation or administration thereof, or compliance by the Bank (or its Lending Office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any Authority, has or would have the effect of reducing the rate of return on the Bank’s capital as a consequence of its obligations hereunder to a level below that which the Bank could have achieved but for such adoption, change or compliance (taking into consideration the Bank’s policies with respect to capital adequacy) by an amount deemed by the Bank to be material, then from time to time, within 15 days after demand by the Bank, the Borrower shall pay to the Bank such additional amount or amounts as will compensate the Bank for such reduction.

(c)        The Bank will promptly notify the Borrower of any event of which it has knowledge, occurring after the date hereof, which will entitle the Bank to compensation pursuant to this Section and will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of the Bank, be otherwise disadvantageous to the Bank.  A certificate of the Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error.  In determining such amount, the Bank may use any reasonable averaging and attribution methods.

(d)        The provisions of this Section 7.03 shall be applicable with respect to any participant, assignee or other Transferee, and any calculations required by such provisions shall be made based upon the circumstances of such participant, assignee or other Transferee.

SECTION 7.04.  Base Rate Loan Substituted for Euro-Dollar Loan.  If (i) the obligation of the Bank to make or maintain a Euro-Dollar Loan has been suspended pursuant to Section 7.02 or (ii) the Bank has demanded compensation under Section 7.03, and the Borrower shall, by at least 5 Euro-Dollar Business Days’ prior notice to the Bank, have elected that the provisions of this Section shall apply to the Bank, then, unless and until the Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer apply the Loan which would otherwise be a Euro-Dollar Loan shall be instead a Base Rate Loan.  In the event that the Borrower shall elect that the provisions of this Section shall apply, the Borrower shall remain liable for, and shall pay to the Bank as provided herein, all amounts due the Bank under Section 7.03 in respect of the period preceding the date of conversion of the Bank’s Loan resulting from the Borrower’s election.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01.  Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission or similar writing) and shall be given to such party at its address or telecopy number set forth on the signature pages hereof or such other address or telecopy number as such party may hereafter specify for the purpose by notice to each other party.  Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopy number specified in this Section and the telecopy machine used by the sender provides a written confirmation that such telecopy has been so transmitted or receipt of such telecopy transmission is otherwise confirmed, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, and (iii) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Bank under Article II or Article VIII shall not be effective until received.

SECTION 8.02.  No Waivers.  No failure or delay by the Bank in exercising any right, power or privilege hereunder or under the Note or other Loan Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 8.03.  Expenses; Documentary Taxes; Indemnification.  (a) The Borrower shall pay (i) all out-of-pocket expenses of the Bank, including fees and disbursements of special counsel for the Bank, in connection with the preparation of this Agreement and the other Loan Documents, any waiver or consent hereunder or thereunder or any amendment hereof or thereof or any Default or alleged Default hereunder or thereunder and (ii) if a Default occurs, all out-of-pocket expenses incurred by the Bank, including fees and disbursements of counsel, in connection with such Default and collection and other enforcement proceedings resulting therefrom, including out-of-pocket expenses incurred in enforcing this Agreement and the other Loan Documents.

(b)        The Borrower shall indemnify the Bank against any transfer taxes, documentary taxes, assessments or charges made by any Authority by reason of the execution and delivery of this Agreement or the other Loan Documents.

(c)        The Borrower shall indemnify the Bank and each Affiliate thereof and their respective directors, officers, employees and agents from, and hold each of them harmless against, any and all losses, liabilities, claims or damages to which any of them may become subject, insofar as such losses, liabilities, claims or damages arise out of or result from any actual or proposed use by the Borrower of the proceeds of any extension of credit by the Bank hereunder or breach by the Borrower of this Agreement or any other Loan Document or from investigation, litigation (including, without limitation, any actions taken by the Bank to enforce this Agreement or any of the other Loan Documents) or other proceeding (including, without limitation, any threatened investigation or proceeding) relating to the foregoing, and the Borrower shall reimburse the Bank, and each Affiliate thereof and their respective directors, officers, employees and agents, upon demand for any expenses (including, without limitation, legal fees) incurred in connection with any such investigation or proceeding; but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified.

SECTION 8.04.  Setoffs.  The Borrower hereby grants to the Bank, as security for the full and punctual payment and performance of the obligations of the Borrower under this Agreement, a continuing lien on and security interest in all deposits and other sums credited by or due from the Bank to the Borrower or subject to withdrawal by the Borrower; and regardless of the adequacy of any collateral or other means of obtaining repayment of such obligations, the Bank may at any time upon or after the occurrence of any Event of Default, and without notice to the Borrower, set off the whole or any portion or portions of any or all such deposits and other sums against such obligations, whether or not any other Person or Persons could also withdraw money therefrom.

SECTION 8.05.  Amendments and Waivers.  Any provision of this Agreement, the Note or any other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Bank.

SECTION 8.06.  Successors and Assigns.  (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that the Borrower may not assign or otherwise transfer any of its rights under this Agreement.

(b)        Subject to the provisions of Section 8.07, the Borrower authorizes each Bank to disclose to any participant, assignee or other transferee (each a “Transferee”) and any prospective Transferee any and all financial and other information in such Bank’s possession concerning the Borrower which has been delivered to the Bank by the Borrower pursuant to this Agreement or which has been delivered to such Bank by the Borrower in connection with such Bank’s credit evaluation prior to entering into this Agreement.

(c)        No Transferee shall be entitled to receive any greater payment under Section 7.03 than the transferor Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower’s prior written consent or by reason of the provisions of Section 7.02 or 7.03 requiring such Bank to designate a different Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

SECTION 8.07.  Confidentiality.  The Bank agrees to exercise its best efforts to keep any information delivered or made available by the Borrower to it which is clearly indicated to be confidential information, confidential from anyone other than persons employed or retained by the Bank who are or are expected to become engaged in evaluating, approving, structuring or administering the Loan; provided, however, that nothing herein shall prevent the Bank from disclosing such information (i) upon the order of any court or administrative agency, (ii) upon the request or demand of any regulatory agency or authority having jurisdiction over the Bank, (iii) which has been publicly disclosed, (iv) to the extent reasonably required in connection with any litigation to which the Bank or its Affiliates may be a party, (v) to the extent reasonably required in connection with the exercise of any remedy hereunder, (vi) to the Bank’s legal counsel, Affiliates and independent auditors and (vii) to any actual or proposed participant, assignee or other Transferee of all or part of its rights hereunder which has agreed in writing to be bound by the provisions of this Section 8.07.

SECTION 8.08.  Survival of Certain Obligations.  Sections 7.03(a), 7.03(b) and 8.03, and the obligations of the Borrower thereunder, shall survive, and shall continue to be enforceable notwithstanding, the termination of this Agreement and the Commitment and the payment in full of the principal of and interest on the Loan.

SECTION 8.09.  North Carolina Law.  This Agreement and the Note shall be construed in accordance with and governed by the law of the State of North Carolina.

SECTION 8.10.  Severability.  In case any one or more of the provisions contained in this Agreement, the Note or any of the other Loan Documents should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby and shall be enforced to the greatest extent permitted by law.

SECTION 8.11.  Interest.  In no event shall the amount of interest due or payable hereunder or under the Note exceed the maximum rate of interest allowed by applicable law, and in the event any such payment is inadvertently made to the Bank by the Borrower or inadvertently received by the Bank, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify the Bank in writing that it elects to have such excess sum returned forthwith.  It is the express intent hereof that the Borrower not pay and the Bank not receive, directly or indirectly in any manner whatsoever, interest in excess of that which may legally be paid by the Borrower under applicable law.

SECTION 8.12.  Interpretation.  No provision of this Agreement or any of the other Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.

SECTION 8.13.  Consent to Jurisdiction.  The Borrower (a) and the Bank irrevocably waive, to the fullest extent permitted by law, any and all right to trial by jury in any legal proceeding arising out of this Agreement, any of the other Loan Documents, or any of the transactions contemplated hereby or thereby, (b) submits to personal jurisdiction in the State of North Carolina, the courts thereof and the United States District Courts sitting therein, for the enforcement of this Agreement, the Note and the other Loan Documents, (c) waives any and all personal rights under the law of any jurisdiction to object on any basis (including, without limitation, inconvenience of forum) to jurisdiction or venue within the State of North Carolina for the purpose of litigation to enforce this Agreement, the Note or the other Loan Documents, and (d) agrees that service of process may be made upon it in the manner prescribed in Section 8.01 for the giving of notice to the Borrower.  Nothing herein contained, however, shall:  (i) prevent the Bank from bringing any action or exercising any rights against any security and against the Borrower personally, and against any assets of the Borrower, within any other state or jurisdiction; or (ii) affect the right to serve legal process in any other manner permitted by law.

SECTION 8.14.  Counterparts.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

SECTION 8.15.  Florida Taxes.  In connection with this transaction there may or may not be due certain documentary stamp taxes and/or intangible taxes imposed by the State of Florida (the “Florida Taxes”).  In addition to (and not in limitation of) the indemnification with respect to tax liabilities set forth herein, the Borrower agrees to indemnify the Bank, its directors, officers, agents and employees from and against any and all liability, damage, loss, cost, expense or reasonable attorney fees which may accrue to or be sustained by the Bank or its directors, officers, agents or employees on account of or arising from any claim or action raised by, filed or brought by or in the name of any Florida governmental or administrative department with respect to non-payment of the Florida Taxes against the Bank, or any of its directors, officers, agents or employees.

SECTION 8.16.  Arbitration; Preservation and Limitation of Remedies.  (a) Upon demand of any party hereto, whether made before or after institution of any judicial proceeding, any dispute, claim or controversy arising out of, connected with or relating to this Agreement or any other Loan Document (“Disputes”) between or among the Borrower, its Subsidiaries, the Bank, or any of them, shall be resolved by binding arbitration as provided herein.  Institution of a judicial proceeding by a party does not waive the right of that party to demand arbitration hereunder.  Disputes may include, without limitation, tort claims, counterclaims, claims brought as class actions, claims arising from documents executed in the future, disputes as to whether a matter is subject to arbitration, or claims arising out of or connected with the transactions contemplated by this Agreement and the other Loan Documents.  Arbitration shall be conducted under and governed by the Commercial Financial Disputes Arbitration Rules (the “Arbitration Rules”) of the American Arbitration Association (the “AAA”), as in effect from time to time, and the Federal Arbitration Act, Title 9 of the U.S. Code, as amended.  All arbitration hearings shall be conducted in the city in which the principal office of the Bank is located.  A hearing shall begin within ninety (90) days of demand for arbitration and all hearings shall be concluded within 120 days of demand for arbitration.  These time limitations may not be extended unless a party shows cause for extension and then for no more than a total of sixty (60) days.  The expedited procedures set forth in Rule 51 et seq. of the Arbitration Rules shall be applicable to claims of less than $1,000,000.  All applicable statutes of limitation shall apply to any Dispute.  A judgment upon the award may be entered in any court having jurisdiction.  The panel from which all arbitrators are selected shall be comprised of licensed attorneys selected from the Commercial Financial Dispute Arbitration Panel of the AAA.  The single arbitrator selected for expedited procedure shall be a retired judge from the highest court of general jurisdiction, state or federal, of the state where the hearing will be conducted.  The parties do not waive applicable federal or state substantive law except as provided herein.

(b)        Notwithstanding the preceding binding arbitration provisions, the parties hereto agree to preserve, without diminution, certain remedies that any party hereto may employ or exercise freely, either alone, in conjunction with or during a Dispute.  Any party hereto shall have the right to proceed in any court of proper jurisdiction or by self-help to exercise or prosecute the following remedies, as applicable: (i) obtaining provisional or ancillary remedies, including injunctive relief, sequestration, garnishment, attachment, appointment of a receiver and filing an involuntary bankruptcy proceeding; and (ii) when applicable, a judgment by confession of judgment. Any claim or controversy with regard to any party’s entitlement to such remedies is a Dispute.  Preservation of these remedies does not limit the power of an arbitrator to grant similar remedies that may be requested by a party in a Dispute. The parties hereto agree that no party shall have a remedy of punitive or exemplary damages against any other party in any Dispute, and each party hereby waives any right or claim to punitive or exemplary damages that it has now or that may arise in the future in connection with any Dispute, whether such Dispute is resolved by arbitration or judicially.  The parties acknowledge that by agreeing to binding arbitration they have irrevocably waived any right they may have to a jury trial with regard to a Dispute.  The Borrower agrees to pay the reasonable fees and expenses of counsel to the Bank in connection with any Dispute subject to arbitration as provided herein.

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                        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, under seal, by their respective authorized officers as of the day and year first above written.

OUTBACK STEAKHOUSE, INC.

By: ________________________________(SEAL)

            Robert S. Merritt, Treasurer

                                                            Outback Steakhouse, Inc.

                                                            2202 North Westshore Blvd., 5th Floor

                                                            Tampa, Florida 33607

Attention:  Robert S. Merritt

Senior Vice President, Chief Financial Officer

and Treasurer

Telecopy number:         (813) 286-2247

Telephone number:       (813) 282-1225

with a copy to:

Outback Steakhouse, Inc.

2202 North Westshore Blvd., 5th Floor

Tampa, Florida 33607

Attention:  Joseph J. Kadow

Senior Vice President, General Counsel and Secretary

Telecopy number:         (813) 281-2114

Telephone number:       (813) 282-1225

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                                                            WACHOVIA BANK, NATIONAL ASSOCIATION

By: _______________________________ (SEAL)

            Lynn E. Culbreath, Senior Vice President

Lending Office

Wachovia Bank, National Association

10 South Jefferson Street, VA7391

Roanoke, VA  24011

with a copy to:

Wachovia Bank, National Association

100 South Ashley Drive, FL4050

Suite 1000

Tampa, Florida  33602

Attention:  Lynn E. Culbreath

Senior Vice President

Telecopy number:  (813) 276-6454

Telephone number:  (813) 276-6517